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                                                                    Exhibit 99.1


     STERLING CONSTRUCTION COMPANY, INC. ANNOUNCES RESULTS OF OPERATIONS FOR
                                ITS FIRST QUARTER



Contact: Joseph Harper, President                             (281) 821 9091
         Maarten Hemsley, Chief Financial Officer             (781) 934 2219

Wilmington, DE... May 15, 2003. Sterling Construction Company, Inc. (OTC Bulletin Board "STCS"), ("Sterling" or the "Company"), today announced results of operations for the first quarter ended March 31, 2003. Sterling operates through two majority-owned subsidiaries, 80.1%-owned Sterling Houston Holdings, Inc. ("Construction"), a heavy civil construction company that specializes in municipal and state highway contracts for paving, bridge, water and sewer and light rail projects, and 90%-owned Steel City Products, Inc. ("Distribution"), one of the largest distributors of automotive accessories, pet supplies and lawn and garden products in the Northeastern United States.

The Company reported total revenues of $41.7 million and pre-tax income (before minority interest) of $2.1 million for the first quarter of fiscal 2003, representing 20 cents per share on a diluted basis. The results reflected a significant improvement over the prior year, when revenues were $29.7 million, with pre-tax income of $0.8 million (6 cents per share on a diluted basis).

Consolidated Earnings before Interest, Taxes, Depreciation and Amortization ("EBITDA") for the current year period was $4.0 million compared with $2.4 million in the prior year period.

Commenting on the results, Joseph Harper, the Company's President, said that both Construction and Distribution exceeded their budgets in the first quarter. Construction benefited from the addition of the Kinsel business acquired in September 2002, a strong backlog and favorable weather conditions throughout the period. At the end of the quarter, Construction had a contract revenue backlog of $132 million.

Mr. Hemsley, the Company's Chief Financial Officer, noted that although the results reflect a full income tax charge, almost all federal taxes are sheltered by the Company's substantial tax loss carryforwards. He also noted that this year's first quarter pre-tax earnings per share were 30 cents on a diluted basis.

The Company also reported that in April 2003 it had prepaid to KTI, Inc. ("KTI") the full amount outstanding under its $1.0 million zero coupon note, together with accrued interest of approximately $0.2 million, in exchange for the cancellation of warrants held by KTI for 394,000 shares of Sterling common stock, which would have been exercisable by KTI after January 2006 at a price of $1.50 per share.




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              STERLING CONSTRUCTION COMPANY, INC. AND SUBSIDIARIES
                  CONSOLIDATED CONDENSED RESULTS OF OPERATIONS
                                   (unaudited)


                                                                      THREE MONTHS    THREE MONTHS
                                                                         ENDED           ENDED
                                                                        MARCH 31,       MARCH 31,
                                                                     --------------   --------------
                                                                         2003              2002
                                                                     --------------   --------------
Contract revenues ................................................   $       35,679   $       23,134

Sales ............................................................            6,019            6,548
                                                                     --------------   --------------
                                                                             41,698           29,682
                                                                     --------------   --------------
Cost of contract revenues earned .................................           31,822           20,874

Cost of goods sold, including occupancy and buying expenses ......            5,160            5,501

Operating, selling and administrative expenses ...................            1,995            1,920

Interest expense, net of interest income .........................              600              591
                                                                     --------------   --------------
                                                                             39,577           28,886
                                                                     --------------   --------------
Income before minority interest and income taxes .................            2,121              796

Minority interest in net earnings of subsidiary ..................              324              156
                                                                     --------------   --------------
Income before taxes ..............................................            1,797              640

Income tax expense ...............................................              601              270
                                                                     --------------   --------------
Net income .......................................................   $        1,196   $          370
                                                                     ==============   ==============

Basic and diluted net income per share:

Basic ............................................................   $         0.24   $         0.07

Diluted ..........................................................   $         0.20   $         0.06

Weighted average number of shares outstanding used in computing basic and diluted per share amounts:

Basic ............................................................        5,069,016        5,055,516

Diluted ..........................................................        5,993,090        5,801,816